EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

THE SHAREHOLDER OF

SALES STRATEGIES, INC.

AND

INCENTRA SOLUTIONS, INC.

Dated as of August 31, 2007

EXHIBITS

Exhibit A – Form of Unsecured Promissory Note

Exhibit B – Form of Escrow Agreement

Exhibit C – Excluded Assets and Liabilities

Exhibit D – Form of Employment Agreement

Exhibit E – Form of Registration Rights Agreements

Exhibit F – Form of Legal Opinion of Counsel to the Company and Shareholder

Exhibit G – Form of Legal Opinion of Counsel to the Purchaser

SCHEDULES

Company Disclosure Schedule

Purchaser Disclosure Schedule

INDEX OF DEFINED TERMS
DEFINED TERMS	SECTION
DEFINED

Adjusted Closing Net Working Capital	Section 1.2(c)(iv)
affiliate	Section 9.3(a)
Agreement	Preamble
Bonus Earn Out Payment	Section 1.2(c)(iv)
Closing	Section 1.3
Closing Date	Section 1.3
Closing Payment	Section 1.2(a)
Closing Statement	Section 1.2(c)(i)
Closing Net Working Capital	Section 1.2(c)(i)
Code	Section 2.9(e)
Company	Preamble
Company Acquisition Proposal	Section 4.3(a)
Company Certificate of Incorporation	Section 2.2(b)
Company Common Stock	Section 2.3(a)
Company Disclosure Schedule	Article II
Company Financial Statements	Section 2.5(a)
Company IP Agreements	Section 2.13(g)
Company Material Contracts	Section 2.6(b)
Company Permitted Lien	Section 2.18
Competing Business	Section 5.9
Dispute	Section 7.3
Earn Out Payment	Section 1.1
EBITDA	Section 1.2(b)
Employee Plans	Section 2.10(a)
Employment Agreements	Section 6.2(h)
encumbrance	Section 9.3(c)
Environmental Laws	Section 2.12(d)(i)
Environmental Permits	Section 2.12(d)(ii)
ERISA	Section 2.10(a)
ERISA Affiliate	Section 2.10(a)
Escrow Agreement	Section 1.2(b)
Escrow Deposit	Section 1.2(b)
Escrow Account	Section 1.2(b)
Escrow Termination Date	Section 1.2(d)
Excluded Assets	Section 1.3
Fiduciary	Section 2.10(e)
GAAP	Section 2.5(a)
Government Entities	Section 2.4(c)
Governmental Entity	Section 2.4(c)
Hazardous Substances	Section 2.12(d)(iii)

indemnified party	Section 7.2(a)
indemnifying party	Section 7.2(a)
Initial Consideration	Section 1.1
Intellectual Property	Section 2.13(a)
IRS	Section 2.10(g)
knowledge	Section 9.3(d)
Liens	Section 2.4(d)
material adverse change	Section 9.3(e)
material adverse effect	Section 9.3(e)
Measurement Period	Section 1.2(a)(i)
Measurement Period Earn Out Payment	Section 1.2(d)(i)
Multi-Employer Plans	Section 2.10(d)
Net Working Capital	Section 1.2(c)
Net Working Capital Deficit	Section 1.2(c)(iii)
Other Company Documents	Section 2.7(c)
Over 90 Collections	Section 1.2(c)(iv)
person	Section 9.3(f)
Purchase	Preamble
Purchaser	Preamble
Purchaser Common Stock	Section 3.2(a)
Purchaser Employee Stock Options	Section 3.2(a)
Purchaser Indemnified Parties	Section 7.1(a)
Purchaser Losses	Section 7.1(a)
Purchaser SEC Documents	Section 3.4(a)
Purchaser Preferred Stock	Section 3.2(a)
Purchaser Stock Plans	Section 3.2(a)
Permits	Section 2.7(a)
Release	Section 2.12(d)(iv)
Registration Rights Agreement	Section 6.2(i)
Requisite Regulatory Approvals	Section 6.1(b)
Restraints	Section 6.1(c)
Sarbanes Oxley Act	Section 3.9
SEC	Section 3.4(a)
Securities Act	Section 2.25(a)
Seller Indemnified Parties	Section 7.1(b)
Seller Losses	Section 7.1(b)
Shareholder	Preamble
Shares	Recitals
Software	Section 2.13(a)
subsidiary	Section 9.3(g)
Tangible Personal Property	Section 2.18
Tax	Section 2.9(i)(i)
Taxes	Section 2.9(i)(i)
Tax Return	Section 2.9(i)(ii)
Third Party Rights	Section 2.13(d)
working capital	Section 6.2(e)

STOCK PURCHASE AGREEMENT

      STOCK PURCHASE AGREEMENT (this "Agreement") dated as of August 31, 2007, by and between INCENTRA SOLUTIONS, INC., a Nevada corporation ("Purchaser") and THOMAS G. KUNIGONIS, Jr. ("Shareholder"), the sole shareholder of SALES STRATEGIES, INC., a New Jersey corporation (the "Company").

RECITALS

      WHEREAS, Shareholder owns all of the outstanding shares of capital stock (the "Shares") of the Company;

      WHEREAS, Shareholder intends to sell and Purchaser intends to purchase the Shares (the “Purchase”);

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

      SECTION 1.1. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, Shareholder agrees to sell, convey, assign and transfer, and Purchaser agrees to purchase, the Shares, free and clear of all encumbrances (as defined in Section 9.3(b) hereof) for the initial consideration of Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000.00) in cash, an unsecured promissory note in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00), and One Million Dollars ($1,000,000.00) in shares of Purchaser's unregistered and restricted common stock. Purchaser shall pay Shareholder additional consideration pursuant to the provisions of Section 1.2(d), if, and only if, the conditions of such Section 1.2(d) are satisfied and only to the extent satisfied. At the Closing (as defined in Section 1.3) Shareholder will transfer to Purchaser the Shares listed after his name in Section 2.3(a) of the Company Disclosure Schedule, which together will constitute all of the issued and outstanding Shares of the Company.

      SECTION 1.2. Consideration.

     (a) Upon the terms and subject to the conditions of this Agreement, in consideration of the sale, conveyance, assignment and transfer of the Shares to Purchaser at the Closing, Purchaser agrees to:

          (1) Pay to Shareholder Four Million Two Hundred Seventy Five Thousand Dollars ($ 4,275,000.00) by wire transfer of immediately available funds at the Closing;

          (2) As of the Closing Date, issue to Shareholder One Million Dollars ($1,000,000.00) in shares of Purchaser's unregistered common stock, with the number of shares to be issued determined by dividing One Million Dollars ($1,000,000.00) by the average closing price of Purchaser Common Stock, as reported on Bloomberg L.P. on the Principal Market, for the five (5) consecutive trading days ending on and including August 31, 2007; and

          (3) As of the Closing Date issue to Shareholder an unsecured promissory note in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) and in substantially the form attached hereto as Exhibit A.

     (b) Prior to or simultaneously with the Closing, Shareholder and Purchaser shall enter into an escrow agreement (the "Escrow Agreement") with an escrow agent selected by Purchaser and reasonably acceptable to Shareholder (the "Escrow Agent") substantially in the form of Exhibit B hereto. Pursuant to the terms of the Escrow Agreement, Purchaser shall deposit Four Hundred Seventy Five Thousand Dollars ($475,000.00) (the "Escrow Deposit") into an interest bearing escrow account, which account is to be managed by the Escrow Agent (the "Escrow Account"). Any Escrow Deposit, any interest thereon, and any other property in the Escrow Account are referred to as the "Escrow Fund". The Escrow Fund shall be available to satisfy any NWC Deficit as defined in Section 1.2(c)(iii) below. In connection with such deposit of the Escrow Deposit with the Escrow Agent and as of the Closing Date, Shareholder will be deemed to have received and deposited with the Escrow Agent his interest in the Escrow Fund without any act of Shareholder. Distributions from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement and the terms hereof. The adoption of this Agreement and the approval of the transaction contemplated herein by Shareholder shall constitute approval of the Escrow Agreement and all of the arrangements relating thereto, including, without limitation, the placement of the Escrow Deposit in escrow.

     (c) (i) As promptly as practicable, but no later than ninety (90) days after the Closing Date, Purchaser shall, at its own cost, cause to be prepared and delivered to the Shareholder a closing statement (the "Closing Statement”) presenting the Net Working Capital (defined in accordance with generally accepted accounting principles ("GAAP") as current assets minus current liabilities) as of the end of business on the Closing Date ("Closing Net Working Capital"). Accounts receivable included within Net Working Capital for this purpose shall be valued at face value if the age of the receivable is ninety (90) days or less and at zero (0) if the age of the receivable is ninety (90) days or more. Shareholder shall have thirty (30) days from receipt of the Closing Statement to dispute the calculation of Net Working Capital by Purchaser. Purchaser shall cooperate with Shareholder by providing any additional documentation supporting the Closing Statement as soon as practicable following Shareholder’s request for same. In the event Shareholder and Purchaser are not able to agree within forty-five (45) days of receipt of the statement by the Shareholder on such calculation, it shall be submitted to a mutually agreed upon independent public accounting firm for final resolution in accordance with the guidelines as provided herein.

     (ii) The independent accounting firm selected by Purchaser and Shareholder will be a firm with offices in more than one location, and which has no prior relationship with either the Seller or the Purchaser and its affiliates. Each party may present financial information to the accounting firm for review within ten (10) days of selection of the firm provided that all such information is simultaneously provided to the other party. No such firm will be engaged that does not undertake to provide its final determination within thirty (30) days of submission of all materials to be reviewed. The decision of the selected accounting firm will be presented in a written report to include the basis for all adjustments made to the Closing Statement. The fees of the accounting firm will be paid one-half by the Purchaser and one-half by the Shareholder.

     (iii) In the event Closing Net Working Capital is less than One Million Dollars ($1,000,000.00), the shortfall shall be referred to herein as the "NWC Deficit".

     (iv) Ninety (90) days after the Closing Date, the Closing Net Working Capital shall be increased by the amount of accounts receivable which were aged over ninety (90) days as of the Closing Date and collected between the Closing Date and the ninetieth (90th) day after the Closing Date (the "Over 90 Collections"). If after these adjustments, a NWC Deficit exists, the Purchase Price shall be reduced by the amount of such NWC Deficit. In the event Closing Net Working Capital, as adjusted for the Over 90 Collections, exceeds One Million Dollars ($1,000,000.00), the Purchase Price shall be increased by the amount of such excess, and such excess shall be paid to Shareholder from Incentra directly, outside of the Escrow Account, as additional consideration. In addition, Purchaser shall transfer over to Shareholder all of the rights, title and interest of Purchaser and the Company to any and all accounts receivable which were aged over ninety (90) days as of the Closing Date and which have not been collected by the ninetieth (90th) day after the Closing Date. Shareholder shall have the right to take any and all actions it may deem appropriate to collect such accounts receivable, Shareholder shall be entitled to retain, as additional Purchase Price, the proceeds of such accounts receivable, and Shareholder shall assume all liabilities associated with such accounts receivable.

     (v) As soon as reasonably practicable (which shall in any case be within fifteen (15) days after the parties have agreed upon the Closing Statement, or, in the event the parties can not come to agreement, after the issuance of a written report as provided for under subparagraph (ii) hereof), the Parties shall execute and deliver to the Escrow Agent joint instructions as contemplated in Section 4 of the Escrow Agreement instructing the Escrow Agent to liquidate the Escrow Fund and deliver to Shareholder all funds in the Escrow account, in the event there is no NWC Deficit or to Purchaser, in the amount of any NWC Deficit not otherwise paid to Purchaser, with any funds then remaining in the Escrow Fund paid over to Shareholder.

     (d) Subject to the conditions set forth below, Purchaser will pay Shareholder additional consideration to be computed as follows:

     (i) For each of the first three twelve (12) calendar month periods beginning on the first day of the month after Closing (each, a “Measurement Period”), in the event Company's EBITDA is in excess of One Million Five Hundred Thousand Dollars ($1,500,000.00) for an individual Measurement Period, Purchaser will pay Shareholder additional consideration (a "Measurement Period Earn Out Payment") of Two Dollars ($2.00) for each One Dollar ($1.00) that the EBITDA exceeds One Million Five Hundred Thousand Dollars ($1,500,000.00) for such Measurement Period, up to a maximum Measurement Period Earn Out Payment of One Million Dollars ($1,000,000.00) for any individual Measurement Period. Any Measurement Period Earn Out Payment due shall be payable within ninety (90) days after the end of the Measurement Period for which it is being paid and shall be paid one-third (1/3) in cash and two-thirds (2/3) in unregistered Purchaser Common Stock. For purposes of this Section 1.2(d)(i), the number of shares of unregistered Purchaser Common Stock to be issued shall be determined by dividing two-thirds (2/3) of the total Measurement Period Earn Out Payment by the per share fair market value of Purchaser's unregistered Common Stock. The per share fair market value of Purchaser's unregistered Common Stock shall be the average closing price of Purchaser Common Stock, as reported on Bloomberg L.P. on the Principal Market, for the five (5) consecutive trading days ending on the last day of the applicable Measurement Period.

     (ii) In the event that Company EBITDA for any individual Measurement Period is less than One Million Five Hundred Thousand Dollars ($1,500,000.00), there shall be no Measurement Period Earn Out Payment for that Measurement Period.

     (iii) In the event Company EBITDA for any individual Measurement Period is less than Two Million Dollars ($2,000,000.00) and the Company’s aggregate EBITDA for the three Measurement Periods is greater than Four Million Five Hundred Thousand Dollars ($4,500,000.00), an adjustment to the earn-out consideration will be calculated whereby Purchaser shall pay Shareholder an amount equal to the difference between (i) the actual aggregate EBIDTA over the three Measurement Periods, up to a maximum of Six Million

Dollars ($6,000,000.00), less Four Million Five Hundred Thousand Dollars ($4,500,000.00), times two and (ii) the actual Measurement Period Earn Out Payments made by Purchaser to Shareholder pursuant to Sections 1.2(d)(i) and 1.2(d)(ii) above (the “Adjusting Earn Out Payment”). Any payment pursuant to this Section 1.2(d)(iii) shall be made within ninety (90) days of the end of the final Measurement Period and shall be paid one-third (1/3) in cash and two-thirds (2/3) in unregistered Purchaser Common Stock. The number of shares of unregistered Purchaser Common Stock to be issued shall be determined by dividing two-thirds (2/3) of the Adjusting Earn Out Payment by the per share fair market value of Purchaser's unregistered Common Stock. The per share fair market value of Purchaser's unregistered Common Stock shall be the average closing price of Purchaser Common Stock, as reported on Bloomberg L.P. on the Principal Market, for the five (5) consecutive trading days ending on the last day of the third Measurement Period.

     (iv) In addition, Purchaser shall pay Shareholder further additional consideration (the "Bonus Earn Out Payment") equal to fifty percent (50%) of the amount by which the Company’s aggregate EBITDA over the three (3) Measurement Periods exceeds, in the aggregate, Six Million Dollars ($6,000,000.00) . The Bonus Earn Out Payment due shall be payable within ninety (90) days after the end of the final Measurement Period and shall be paid one-third (1/3) in cash and two-thirds (2/3) in unregistered Purchaser Common Stock. The number of shares of unregistered Purchaser Common Stock to be issued shall be determined by dividing two-thirds (2/3) of the Bonus Earn Out Payment by the per share fair market value of Purchaser's unregistered Common Stock. The per share fair market value of Purchaser's unregistered Common Stock shall be the average closing price of Purchaser Common Stock, as reported on Bloomberg L.P. on the Principal Market, for the five (5) consecutive trading days ending on the last day of the third Measurement Periods.

      (v) For purposes of this Agreement, EBITDA shall be defined as the net income of the Company, as determined by generally accepted accounting principles, plus interest, taxes, depreciation and amortization and subject to the other restrictions or limitations on allocation of expenses as provided in this Agreement. The parties agree that no headquarters or overhead expenses, expenses related to the grant to Company employees of options to purchase shares of Purchaser Common Stock, or costs of Purchaser or its affiliates or subsidiaries or other charges of or from Purchaser will be allocated or charged to Company for purposes of determining EBITDA under this Agreement, except that direct costs of Purchaser, its affiliates or subsidiaries related to the provision of services resold by the Company shall be allocated to the Company (at agreed upon rates consistent with Purchaser’s other regions) for purposes of determining EBITDA hereunder. The parties agree that any outside or indirect costs or expenses not directly associated with the sale of new products or services shall not be permitted to be included as an expense in arriving at this EBITDA computation and that no new “line items” reflecting costs or expenses shall be permitted to be included as an expense in arriving at this EBITDA, unless previously approved by Shareholder or his designated staff at the Company. The parties further agree that until the conclusion of the three Measurement Periods, no employees of Company may be terminated by Purchaser (other than for violation of Purchaser’s employment policies and procedures) or reassigned to other duties with Purchaser or its other affiliates other than Company without Shareholder’s consent. In the event of a merger, consolidation or other combination of the Company with another entity, the EBITDA calculation, for purposes of this Agreement, shall be made in a manner that as nearly as is reasonably possible reflects the EBITDA of the Company as it would have been but for such merger, consolidation or combination. Nothing in this Section 1.2(b)(iv) shall, however, be construed to prevent any such merger, consolidation or combination or the introduction of new goods and/or services to the line of goods and services provided by the Company. An accountant of Shareholder’s choosing shall be permitted to review and approve the computation of EBITDA following each of the Measurement Periods in question, which approval will not be unreasonably withheld.

     (vi) In the event Shareholder resigns his or her employment with the Company without Good Reason (as defined in his employment agreement) during any Measurement Period, he shall receive a percentage of his pro rata share of the Measurement Period Earn Out Payment for the Measurement Period during which he left equal to the percentage of such Measurement Period he was employed by Company during such Measurement Period, and shall forfeit and not be entitled to receive any Measurement Period Earn Out Payment for any future Measurement Period. In the event Shareholder is terminated by the Company For Cause (as defined in his employment agreement), he shall forfeit and not be entitled to receive any Measurement Period Earn Out Payment for the Measurement Period in which such termination For Cause occurred or for any future Measurement Period thereafter.

      (vii) Notwithstanding anything herein to the contrary, in the event (A) Parent or the Company undergoes a Change of Control (as defined below) without the prior written consent of the Shareholder, (B) Shareholder resigns his employment with the Company with Good Reason (as defined in his Employment Agreement), or (C) Shareholder's employment with the Company is terminated by the Company other than For Cause (as defined in his Employment Agreement), Parent shall pay the Shareholder the sum of Three Million Dollars ($3,000,000), less the amount of any Measurement Period Earn Out Payments already paid to the Shareholder (such difference, the “Accelerated Earn Out Payment”). The Accelerated Earn Out Payment shall be payable within ninety (90) days after the occurrence of the Change of Control (unless the prior consent of the Shareholder was obtained), resignation for Good Reason, or termination other than For Cause, and shall be paid one-third (1/3) in cash and two-thirds (2/3) in unregistered Parent Common Stock, with the total number of shares of Parent Common Stock to be issued pursuant to this Subsection 1.2(d)(viii)

determined by dividing two-thirds (2/3) of the total Accelerated Earn Out Payment by the Fair Market Value of Parent Common Stock (as defined in Section 1.2(d)(iv)) at the time of the Change of Control, resignation for Good Reason, or termination other than For Cause. For the purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events: (A) a dissolution or liquidation of Parent or Company; (B) a sale or other disposition of all or substantially all of Parent’s or Company's assets; (C) a merger or consolidation involving Parent or Company in which stockholders of Parent or Company, respectively, immediately prior to such transaction do not own a majority of the voting power of Parent or Company or its successor immediately after such transaction; or (D) a sale or other transfer of capital stock of Parent or Company in one or a series of related transactions whereby an individual or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) which did not previously have direct or indirect “control” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of Parent or Company acquires such control.

     (viii) Shareholder shall have the right to assign his right to all or a portion of any Measurement Period Earn Out Payment, Adjusting Earn Out Payment or Bonus Earn Out Payment to one or more of the employees of the Company, provided that, and only if, such assignees provide Parent with those representations contained in Section 2.26 below.

     (ix) Purchaser shall, within forty-five (45) days of the end of each Measurement Period, provide Shareholder with Purchaser’s calculation of the EBITDA for that Measurement Period (the “EBITDA Report”). Shareholder shall have thirty (30) days from receipt of each EBITDA Report to dispute the calculation of the EBITDA for that Measurement Period by Purchaser. Purchaser shall cooperate with Shareholder by providing any additional documentation supporting the EBITDA Report as soon as practicable following Shareholder’s request for same. In the event Shareholder and Purchaser are not able to agree within forty-five (45) days of receipt of the EBITDA Report by the Shareholder on such calculation, it shall be submitted to a mutually agreed upon independent public accounting firm for final resolution in accordance with the guidelines as provided herein. The independent accounting firm selected by Purchaser and Shareholder will be a firm with offices in more than one location, and which has no prior relationship with either the Shareholder or the Purchaser and its affiliates. Each party may present financial information to the accounting firm for review within ten (10) days of selection of the firm provided that all such information is simultaneously provided to the other party. No such firm will be engaged that does not undertake to provide its final determination within thirty (30) days of submission of all materials to be reviewed. The decision of the selected accounting firm will be presented in a written report to include the basis for all adjustments made to the EBITDA Report. The fees of the accounting firm will be paid one-half by the Purchaser and one-half by the Shareholder.

     (e) On or immediately prior to the Closing Date, Shareholder shall cause the Company to pay out to shareholder, as a distribution, such amount of the Company’s cash on hand as will not exceed the amount which will leave Net Working Capital of not less than One Million Dollars ($1,000,000.00) in Company.

     SECTION 1.3 Excluded Assets and Liabilities. It is hereby expressly acknowledged and agreed that those assets and liabilities listed on Exhibit C (the "Excluded Assets and Liabilities"), attached hereto and made a part hereof, shall not be transferred at the Closing, that such assets shall be transferred to and retained to Shareholder, and that Shareholder shall be solely responsible for the payment of such liabilities.

     SECTION 1.4 Closing. Subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to consummation of the Purchase contained in Article VI hereof, the closing of the Purchase (the "Closing") shall take place at 10:00 a.m., Denver time, on a date specified by the parties (the "Closing Date"), which date shall not be later than the third business day following satisfaction or, to the extent permitted by applicable law, waiver of the conditions to consummation of the Purchase contained in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable law, waiver of those conditions), unless another time or date is agreed to by the parties hereto; provided that in all events, the Closing Date shall not be later than July August 31, 2007. The Closing will be held at the offices of Purchaser, located at 1140 Pearl Street, Boulder, CO 80302 or at such other location as is agreed to by the parties hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the Disclosure Schedule delivered by the Company to Purchaser prior to the execution of this Agreement which hereby is incorporated by reference in and constitutes an integral part of this Agreement (the Company Disclosure Schedule”), Shareholder hereby represents and warrants to Purchaser as follows:

     SECTION 2.1 Organization, Standing and Corporate Power.

     (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the requisite corporate power and authority to carry on its business as presently being conducted. Except as set forth on Section 2.1(a) of the Company Disclosure Schedule, each of the Company and its subsidiaries is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company.

     (b) The Company has delivered or made available to Purchaser prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and bylaws of the Company and each of its subsidiaries, each as in effect at the date of this Agreement.

     SECTION 2.2. Subsidiaries. Section 2.2 of the Company Disclosure Schedule lists the names and jurisdiction of incorporation or organization of all the subsidiaries of the Company, whether consolidated or unconsolidated. The outstanding securities of the subsidiaries of Company are set forth in Section 2.2 of the Company Disclosure Schedules and all outstanding shares of capital stock of, or other equity interests in, each such subsidiary: (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned directly or indirectly by Company, free and clear of all Liens. Except as set forth above or in Section 2.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of or other equity or voting interests in any person.

     SECTION 2.3. Capital Structure. As of the date hereof:

     (a) (i) The only class of capital stock authorized by the Company is common stock ("Company Common Stock"); (ii) 2,500 shares of Company Common Stock are authorized and 100 shares of Company Common Stock are issued and outstanding, all held by Shareholder in the amounts set forth next to his name in Section 2.3(a) of the Company Disclosure Schedule; and (iii) no shares of Company Common Stock are held by the Company in its treasury and no shares of Company Common Stock are held by subsidiaries of the Company.

     (b) Except as set forth on Section 2.3(b) of the Company Disclosure Schedule, all outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, the Company’s Articles of Incorporation (the “Company Certificate of Incorporation”) or any agreement to which the Company is a party or by which the Company may be bound.

     (c) Except as set forth in Section 2.3(c) of the Company Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock of the Company.

     SECTION 2.4. Authority; Noncontravention.

     (a) Shareholder has the power and authority to execute, deliver and perform this Agreement and the other agreements to be executed and delivered by Shareholder in connection herewith and to consummate the transactions contemplated hereby and thereby. All acts and proceedings required to be taken by or on the part of Shareholder to authorize Shareholder to execute, deliver and perform this Agreement and the other agreements to be executed and delivered by Shareholder in connection herewith and to consummate the transactions contemplated hereby and thereby have been duly and validly taken. This Agreement constitutes a valid and binding agreement, and the other agreements to be executed and delivered by Shareholder in connection herewith when so executed and delivered will constitute valid and binding agreements, of Shareholder, except as enforceability may be limited by bankruptcy, reorganization, insolvency or other similar laws or equitable principles affecting the enforcement of creditor’s rights generally.

     (b) Except as set forth in Section 2.4(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in a violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under (i) any provision of the Company Certificate of Incorporation or by-laws, (ii) any material loan or credit agreement, note, mortgage, indenture, lease or other material agreement or (iii) material instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.

     (c) The execution, delivery and performance by the Shareholder of this Agreement and the consummation of the purchase and sale of the Shares by Shareholder require no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any governmental body, court, agency, official or authority (each, a “Governmental Entity”, collectively “Government Entities”).

     (d) The execution and delivery of this Agreement and the consummation of the purchase and sale of the Shares will not result in the creation of any pledges, claims, liens, charges, encumbrances, adverse claims, mortgages and security interests of any kind or nature whatsoever (collectively, “Liens”) upon any asset of the Company.

     (e) Except as set forth in Section 2.4(e) of the Company Disclosure Schedule, no consent, approval, waiver or other action by any person (other than the Governmental Entities referred to in (c) above) under any Company Material Contract is required or necessary for, or made necessary by reason of, the execution, delivery and performance of this Agreement by the Shareholder or the consummation of the purchase and sale of the Shares.

     SECTION 2.5. Financial Statements; Undisclosed Liabilities.

          (a) The Company has furnished to the Purchaser true, correct and complete copies of a balance sheet, income statement, statement of cash flows and statement of stockholder’s equity and the footnotes thereto for each of the fiscal years ended December 31, 2004, December 31, 2005, and December 31, 2006 reviewed by the Company’s independent accountants, and a Company prepared balance sheet, income statement, statement of cash flow and stockholder’s equity for the six month period ended June 30, 2007 (collectively, the “Company Financial Statements”). Except as set forth in Section 2.5(a) of the Company Disclosure Schedule, the Company Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States and fairly present in all material respects the financial condition of the Company and its subsidiaries as at the respective dates thereof; provided, however, that the Company prepared financial statements for the six month period ended June 30, 2007 are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

          (b) Except for liabilities (i) set forth in Section 2.5 of the Company Disclosure Schedule, (ii) reflected in the Company Financial Statements or described in any notes thereto (or for which neither accrual nor footnote disclosure is required pursuant to GAAP), or (iii) incurred in the ordinary course of business, consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature. The Company is not in default in respect of any terms or conditions of any indebtedness.

          (c) Other than changes in the usual and ordinary conduct of business since December 31, 2006, there have been, and at the Closing Date there will be, no material, adverse changes in the financial condition of the Company. Specifically, but, not by way of limitation, since its balance sheet of December 31, 2006 the Company has not, and prior to the Closing Date will not have:

          (i) Issued or sold any stock, bond, or other Company securities;

          (ii) Except for current liabilities incurred and obligations under contracts entered into in the ordinary course of business and except as set forth in Section 2.5(c)(ii) of the Company Disclosure Schedule, incurred any obligation or liability, whether absolute or contingent (in excess of $50,000 individually or in the aggregate);

          (iii) Except for current liabilities shown on the balance sheet and current liabilities incurred since that date in the ordinary course of business and except as set forth in Section 2.5(c)(iii) of the Company Disclosure Schedule, discharged or satisfied any lien or encumbrance, or paid any obligation or liability, absolute or contingent nor has it delayed or postponed the payment of accounts payable and other Liabilities outside the ordinary course of business;

          (iv) Mortgaged, pledged or subjected to lien or any other encumbrance, any of its assets, tangible or intangible;

          (v) Except in the ordinary course of business, sold or transferred any of its tangible assets or canceled any debts or claims, except any excluded assets, or canceled debts or claims as listed in Section 2.5(c)(v) of the Company Disclosure Schedule;

          (vi) Sold, assigned, or transferred any patents, formulas, trademarks, trade names, copyrights, licenses, or other intangible assets;

          (vii) Suffered any extraordinary losses, been subjected to any strikes or other labor disturbances, or waived any rights of any substantial value; or

          (viii) Except for transactions contemplated by this Agreement, entered into any transaction other than in the ordinary course of business; including, but not limited to, any loan to or other transaction with any of its owners, directors, officers, and employees outside the Ordinary Course of Business.

          (d) Subject to any changes that may have occurred in the ordinary and usual course of business, the assets of the Company at the Closing Date will be substantially those owned by it and shown on the Company Financial Statements.

          (e) All accounts receivable of the Company and the Subsidiaries reflected on the Company Financial Statements are valid receivables subject to no setoffs or counterclaims and are, to the best of Shareholder’s knowledge, current and collectible (within 90 days after the date on which they first become due and payable), net of the applicable reserve for bad debts on the Company Financial Statements. All accounts receivable reflected in the financial or accounting records of the Company and the Subsidiaries that have arisen since the date of the Company Financial Statements are valid receivables subject to no setoffs or counterclaims and are, to the best of Shareholder's knowledge, current and collectible (within 90 days after the date on which they first become due and payable), net of the applicable reserve for bad debts on the Company Financial Statements.

          (f) Section 2.5(f) of the Company Disclosure schedule describes each account maintained by or for the benefit of the Company or any Subsidiary at any bank or other financial institution.

          (g) All inventory of the Company and the Subsidiaries whether or not reflected on the Company Financial Statements, consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Company Financial Statements. All inventories not written-off have been priced at the lower of net realizable value on a first -in, first-out basis. The quantity of each type of inventory, whether raw materials, or work-in-process or finished goods, are not excessive in the present circumstances of the Company and the Subsidiaries.

     SECTION 2.6. Material Contracts.

          (a) Each Company Material Contract is valid and binding on and enforceable against the Company (or, to the extent a subsidiary is a party, such subsidiary) and each other party thereto and is in full force and effect. Except as set forth in Section 2.6 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in breach or default under any Company Material Contract nor has caused an event, committed any act or failed to commit any act which would create a breach or default under any Company Material Contract. Except as set forth in Section 2.6 of the Company Disclosure Schedule, the Shareholder has no knowledge of, regardless of whether or not notice has been received, any violation or default under (nor does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract by any other party thereto. Prior to the date hereof, the Shareholder has made available to Purchaser true and complete copies of all Company Material Contracts.

          (b) As used in this Agreement, “Company Material Contracts” shall mean any contract, license agreement, commitment, lease, or restriction of any kind to which the Company is a party or by which the Company or any of its subsidiaries is bound or to which any of the Company’s or any of its subsidiaries’ assets are subject which involve payments to or from the Company of at least $50,000.

      SECTION 2.7. Permits; Compliance with Applicable Laws.

          (a) The Company and its subsidiaries own and/or possess all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of the Company and its subsidiaries (the “Permits”) as presently conducted. The

Company and its subsidiaries are in compliance in all material respects with the terms of the Permits. All the Permits are in full force and effect and no suspension, modification or revocation of any of them is pending or threatened nor do grounds exist for any such action.

          (b) Except as set forth in Section 2.7(b) of the Company Disclosure Schedule, each of the Company and its subsidiaries is in compliance in all material respects with all applicable statutes, laws, regulations, ordinances, Permits, rules, writs, judgments, orders, decrees and arbitration awards of each Governmental Entity applicable to the Company or any of its subsidiaries~~.~~, except where such noncompliance individually or in the aggregate would not have a material adverse effect on the Company.

          (c) Except for filings with respect to Taxes, which are the subject of Section 2.9 and not covered by this Section 2.7(c) and except as set forth in Section 2.7(c) of the Company Disclosure Schedule, the Company and each of its subsidiaries has timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with each Governmental Entity (the “Other Company Documents”), and have timely paid all fees and assessments, if any, due and payable in connection therewith, except where the failure to make such payments and filings individually or in the aggregate would not have a material adverse effect on the Company.

     SECTION 2.8. Absence of Litigation. Section 2.8 of the Company Disclosure Schedule contains a true and current summary description of each pending and, to Shareholder's knowledge, threatened litigation, action, suit, case, proceeding, investigation or arbitration. Except as set forth in Section 2.8 of the Company Disclosure Schedule, no action, inquiry, demand, charge, requirement or investigation by any Governmental Entity and no litigation, action, suit, case, proceeding, investigation or arbitration by any person or Governmental Entity, in each case with respect to the Company or any of its subsidiaries or any of their respective properties or Permits, is pending or, to the knowledge of Shareholder, threatened.

     SECTION 2.9. Tax Matters.

          (a) Except as set forth in Section 2.9 of the Company Disclosure Schedule, each of the Company and its subsidiaries has (i) filed with the appropriate Governmental Entities all United States federal and state income and other material Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects; (ii) paid in full all United States federal income and other material Taxes required to have been paid by it; and (iii) made adequate provision for all accrued Taxes not yet due. The accruals and provisions for

Taxes reflected in the Company Financial Statements are adequate for all Taxes accrued or accruable through the date of such statements.

          (b) Except as set forth in Section 2.9 of the Company Disclosure Schedule, as of the date of this Agreement, no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.

          (c) Except as set forth in Section 2.9 of the Company Disclosure Schedule, no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted, or assessed in writing by any Governmental Entity against, or with respect to, the Company or any of its subsidiaries. There is no action, suit or audit now in progress, pending or, to the knowledge of the Shareholder, threatened against or with respect to the Company or any of its subsidiaries with respect to any material Tax.

          (d) Neither the Company nor any of its subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

          (e) No election under Section 341(f) of the Internal Revenue Code as from time to time amended (the "Code") has been made by the Company or any of its subsidiaries.

          (f) No claim has been made in writing by any Governmental Entities in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company is, or may be, subject to taxation by that jurisdiction.

          (g) Except as set forth in Section 2.9 of the Company Disclosure Schedule, each of the Company and its subsidiaries has made available to Purchaser correct and complete copies of (i) all of its material Tax Returns filed within the past three (3) years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three (3) years relating to the Federal, state, local or foreign Taxes due from or with respect to the Company or any of its subsidiaries, and (iii) any closing letters or agreements entered into by the Company with any Governmental Entities within the past three (3) years with respect to Taxes.

          (h) Except as set forth in Section 2.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and to the knowledge of the Shareholder, no such deficiency or assessment is proposed.

          (i) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

(ii) “Tax Return” shall mean any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendments thereof.

     SECTION 2.10 Employee Benefit Plans.

          (a) Section 2.10 of the Company Disclosure Schedule contains a true and complete list of all pension, stock option, stock purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, whether written or oral, in each of the foregoing cases which (i) covers, is maintained for the benefit of, or relates to any or all current or former employees of the Company or any of its subsidiaries and any other entity (“ERISA Affiliate”) related to the Company under Section 414(b), (c), (m) and (o) of the Code and (ii) is not a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 414 of the Code (the “Employee Plans”). Section 2.10 of the Company Disclosure Schedule identifies and includes but is not limited to, each of the Employee Plans that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company, any of its subsidiaries nor any ERISA Affiliate of the Company or any of its subsidiaries has any commitment or formal plan, whether or not legally binding, to create any additional employee benefit plan or modify or change any existing Employee Plan other than as may be required by the express terms of such Employee Plan or applicable law.

          (b) With respect to each Employee Plan that has been qualified or is intended to be qualified under the Code or that is an “Employee Benefit Plan” within the meaning of Section 3.3 of ERISA, such Employee Plan has been duly approved and adopted by all necessary and appropriate action of the Board of Directors of the Company (or a duly constituted committee thereof).

          (c) Except as set forth in Section 2.10 of the Company Disclosure Schedule, with respect to the Employee Plans, all required contributions for all periods ending before the Closing Date have been or will be paid in full by the Closing Date. Subject only to normal retrospective adjustments in the ordinary course, all required insurance premiums have been or will be paid in full with regard to such Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date by the Closing Date. As of the date hereof, none of the Employee Plans has unfunded benefit liabilities, as defined in Section 4001(a)(16) of ERISA.

          (d) The Company has no “multi-employer plans,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414 (“Multi-Employer Plans”), and never has had any such plans.

          (e) With respect to each Employee Plan (i) no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code have occurred or are expected to occur as a result of the Purchase or the transactions contemplated by this Agreement, (ii) no action, suit, grievance, arbitration or other type of litigation, or claim with respect to the assets of any Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending or, to the knowledge of the Shareholder, threatened or imminent against the Company, any ERISA Affiliate or any fiduciary, as such term is defined in Section 3(21) of ERISA (“Fiduciary”), including, but not limited to, any action, suit, grievance, arbitration or other type of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under any Employee Plan. To the knowledge of the Shareholder, neither the Company, nor its directors, officers, employees nor any Fiduciary has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such plan. None of the Employee Plans is subject to any pending investigations or to the knowledge of the Shareholder threatened investigations from any Governmental Agencies who enforce applicable laws under ERISA and the Code.

          (f) Except as set forth in Section 2.10 of the Company Disclosure Schedule, each of the Employee Plans is, and has been, operated in accordance with its terms and each of the Employee Plans, and administration thereof, is, and has been, in all material respects in compliance with the requirements of any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code. Except as set forth in Section 2.10 of the Company Disclosure Schedule, all required reports and descriptions of the Employee Plans (including but not limited to Form 5500 Annual Reports, Form 1024 Application for Recognition of Exemption Under Section 501(a), Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed as required by ERISA and the Code. Any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Employee Plans, including but not limited to any notices required by Section 4980B of the Code, have been appropriately given.

          (g) The Internal Revenue Service (the “IRS”) has issued a favorable determination letter or opinion letter with respect to each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code that has not been revoked and, to the knowledge of the Shareholder, no circumstances exist that could adversely affect the qualified status of any such plan and the exemption under Section 501(a) of the Code of the trust maintained thereunder. Each Employee Plan intended to satisfy the requirements of Section 125, 501(c)(9) or 501(c)(17) of the Code has satisfied such requirements in all material respects.

          (h) With respect to each Employee Plan to which the Company or any ERISA Affiliate made, or was required to make, contributions on behalf of any employee during the five-year period ending on the last day of the most recent plan year end prior to the Closing Date, (i) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and (ii) to the knowledge of Shareholder, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability and (iii) the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits. No Employee Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recently ended fiscal year.

          (i) Except as set forth in Section 2.10 of the Company Disclosure Schedule, no Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Section 4980B of the Code, Section 601 of ERISA or other applicable law, (ii) death benefits under any “pension plan,” (iii) benefits the full cost of which is borne by the employee (or his beneficiary) or (iv) Employee Plans that can be amended or terminated by the Company without consent. The Company does not have any current or projected liability with respect to post-employment or post-retirement welfare benefits for retired, former, or current employees of the Company.

          (j) No material amounts payable under the Employee Plans will fail to be deductible for Federal income tax purposes by virtue of Section 162(m) of the Code.

          (k) To the extent that the Company is deemed to be a fiduciary with respect to any Plan that is subject to ERISA, the Company (i) during the past five years has complied with the requirements of ERISA and the Code in the performance of its duties and responsibilities with respect to such employee benefit plan and (ii) has not knowingly caused any of the trusts for which it serves as an investment manager, as defined in Section 3(38) of ERISA, to enter into any transaction that would constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code, with respect to any such trusts, except for transactions that are the subject of a statutory or administrative exemption.

          (l) No person will be entitled to a “gross up” or other similar payment in respect of excise taxes under Section 4999 of the Code with respect to the transactions contemplated by this Agreement.

          (m) None of the Employee Plans have been completely or partially terminated and none has been the subject of a “reportable event” as that term is defined in Section 4043 of ERISA. No amendment has been adopted which would require the Company or any ERISA Affiliate to provide security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code.

     Section 2.11 Labor Matters.

          (a) With respect to employees of the Company or its subsidiaries: (i) to the knowledge of Shareholder, no senior executive or key employee has any plans to terminate employment with the Company or any of its subsidiaries; (ii) there is no unfair labor practice charge or complaint against the Company pending or, to the knowledge of Shareholder, threatened before the National Labor Relations Board or any other comparable Governmental Entity; (iii) there is no demand for recognition made by any labor organization or petition for election filed with the National Labor Relations Board or any other comparable Governmental Entity; (iv) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the knowledge of Shareholder, no claims therefor have been threatened other than grievances or arbitrations incurred in the ordinary course of business; (v) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not give rise to termination of any existing collective bargaining agreement or permit any labor organization to commence or initiate any negotiations in respect of wages, hours, benefits, severance or working conditions under any such existing collective bargaining agreements; and (vi) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the knowledge of Shareholder, proposed or threatened against the Company relating to employment, employment practices, terms and conditions of employment or wages, benefits, severance and hours.

          (b) Section 2.11(b) of the Company Disclosure Schedule lists the name, title, date of employment and current annual salary of each current salaried employee whose annual salary exceeds $100,000. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not, except as disclosed in Section 2.11(b) of the Company Disclosure Schedule, (i) result in any payment (including severance, unemployment compensation, tax gross-up, bonus or otherwise) becoming due to any current or former director, employee or independent contractor of the Company or any of its subsidiaries, from the Company or any of its subsidiaries under any Employee Plan or other agreement, (ii) materially increase any benefits otherwise payable under any Employee Plan or other agreement, or (iii) result in the acceleration of the time of payment, exercise or vesting of any such benefits.

          (c) Section 2.11(c) of the Company Disclosure Schedule sets forth all contracts, agreements, plans or arrangements covering any employee of the Company or its subsidiaries containing “change of control,” “stay-put,” transition, retention, severance or similar provisions, and sets forth the names and titles of all such employees, the amounts payable under such provisions, whether such provisions would become payable as a result of the Purchase and the transactions contemplated by this Agreement, and when such amounts would be payable to such employees, all of which are in writing, have heretofore been duly approved by the Shareholder, if necessary, and true and complete copies of all of which have heretofore been delivered to Purchaser. There is no contract, agreement, plan or arrangement (oral or written) covering any employee of the Company that individually or collectively could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

     Section 2.12 Environmental Matters. Except for such matters which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company or are listed in Section 2.12 of the Company Disclosure Schedule, to the best of Shareholder's knowledge:

          (a) Compliance. (i) The Company and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws; (ii) neither the Company nor any of its subsidiaries has received any written communication from any person or governmental entity that alleges that the Company or any of its subsidiaries is not in compliance with applicable Environmental Laws; and (iii) there have not been any Releases of Hazardous Substances by the Company or any of its subsidiaries, or, by any other party, at any property currently or formerly owned or operated by the Company or any of its subsidiaries that occurred during the period of the Company’s or any of its subsidiaries’ ownership or operation of such property.

          (b) Environmental Permits. The Company and its subsidiaries have all Environmental Permits necessary for the conduct and operation of its business, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company or its subsidiaries are in compliance with all terms and conditions of all such Environmental Permits and is not required to make any expenditure in order to obtain or renew any Environmental Permits.

          (c) Environmental Claims. There are no Environmental Claims pending or, to the Shareholder’s knowledge, threatened, against the Company, or against any real or personal property or operation that the Company owns, leases or manages.

          (d) As used in this Agreement:

(i) “Environmental Laws” shall mean any and all binding and applicable local, municipal, state, federal or international law, statute, treaty, directive, decision, judgment, award, regulation, decree, rule, code of practice, guidance, order, direction, consent, authorization, permit or similar requirement, approval or standard concerning (A) occupational, consumer and/or public health and safety, and/or (B) environmental matters (including clean-up standards and practices), with respect to buildings, equipment, soil, sub-surface strata, air, surface water, or ground water, whether set forth in applicable law or applied in practice, whether to facilities such as those of the Company Properties in the jurisdictions in which the Company Properties are located or to facilities such as those used for the transportation, storage or disposal of Hazardous Substances generated by the Company or otherwise.

(ii) “Environmental Permits” shall mean Permits required by Environmental Laws.

(iii) “Hazardous Substances” shall mean any and all dangerous substances, hazardous substances, toxic substances, radioactive substances, hazardous wastes, special wastes, controlled wastes, oils, petroleum and petroleum products, computer component parts, hazardous chemicals and any other materials which are regulated by the Environmental Laws or otherwise found or determined to be potentially harmful to human health or the environment.

(iv) “Release” shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment.

     SECTION 2.13 Intellectual Property.

          (a) Section 2.13(a) of the Company Disclosure Schedule sets forth, for the Intellectual Property (as defined below) owned or purported to be owned by the Company or any of its subsidiaries, a complete and accurate list of all U.S. and foreign (i) patents and patent applications, (ii) trademarks and service marks which are registered or the subject of an application for registration and material unregistered trademarks or service marks , (iii) copyrights which are registered or the subject of an application for registration, and (iv) Internet domain names. The Company or one of its subsidiaries owns or has the valid right to use all patents and patent applications, patent rights, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, inventions, discoveries, trade secrets and other confidential information, know-how, proprietary processes, designs, processes, techniques, formulae, algorithms, models and methodologies, licenses, and all other proprietary rights (collectively, the “Intellectual Property”) that it owns or purports to own or is licensed to Company in a manner sufficient for the conduct of the business of the Company as it currently is conducted. “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting and content contained on any owned or operated Internet site(s), and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

          (b) Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, all of the Intellectual Property owned or purported to be owned by the Company or any of its subsidiaries is free and clear of all Liens. The Company or one of its subsidiaries is listed in the records of the appropriate United States, state or foreign agency as, the sole owner of record for each patent and patent application and trademark, service mark and copyright which is registered or the subject of an application for registration that is listed in Section 2.13(a) of the Company Disclosure Schedule.

          (c) All of the patents, patent applications, trademarks, service marks and copyrights owned or purported to be owned by the Company which have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world, including, but not limited to the items listed in Section 2.13(a) of the Company Disclosure Schedule are subsisting, enforceable, in full force and effect, and have not been cancelled, expired, abandoned or otherwise terminated and all renewal fees in respect thereof have been duly paid and are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) and are, to Shareholder's knowledge, valid. There is no pending or, to Shareholder's knowledge, threatened opposition, interference, invalidation or cancellation proceeding before any court or registration authority in any jurisdiction against any of the items listed in Section 2.13(a) of the Company Disclosure Schedule or, to Shareholder's knowledge, against any other Intellectual Property used by the Company or its subsidiaries.

          (d) To Shareholder's knowledge, the conduct of the Company’s or each of its subsidiaries’ business as currently conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate (i) any Intellectual Property owned or controlled by any third party (“Third Party Rights”), other than the rights of any third party under any patent, or (ii) to the Shareholder's knowledge, the rights of any third party under any patent. Neither the Company nor Shareholder have received any communication alleging or suggesting that the Company has been or may be engaged in, liable for or contributing to any infringement of any Third Party Rights, nor does the Shareholder have any reason to expect that any such communication will be forthcoming. There are no pending, or, to the knowledge of Shareholder, threatened claims against the Company or any of its subsidiaries alleging that the operation of the business as currently conducted, infringes on or conflicts with any Third Party Rights.

          (e) To Shareholder's knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned or purported to be owned by or licensed to or by the Company or its subsidiaries and no such claims have been made against a third party by the Company or any of its subsidiaries.

          (f) Each material item of Software, which is used by the Company or any of its subsidiaries in connection with the operation of its business as currently conducted, is either (i) owned by the Company or any of its subsidiaries, (ii) currently in the public domain or otherwise available to the Company without the need of a license, lease or consent of any third party, or (iii) used under rights granted to the Company or any of its subsidiaries pursuant to a written agreement, license or lease from a third party.

          (g) Section 2.13(g) of the Company Disclosure Schedule sets forth a complete list of all agreements under which the Company or any of its subsidiaries is granted rights to acquire or use the Intellectual Property of a third party (other than shrink-wrap or click on-downloadable general purpose software) (the “Company IP

Agreements”). Except as set forth in Section 2.13(g) of the Company Disclosure Schedule, the Company is not under any obligation to pay royalties or other payments in connection with any Company IP Agreement, nor restricted from assigning its rights respecting Intellectual Property nor will the Company otherwise be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any Company IP Agreement. Each Company IP Agreement is in full force and effect and has not been amended. Neither the Company nor, to the knowledge of the Shareholder, any other party thereto, is in default or breach under any such Company IP Agreement. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default by the Company under any of the Company IP Agreements and, to the knowledge of Shareholder, there is no breach or anticipated breach by any other party to any Company IP Agreement.

          (h) To Shareholder's knowledge, the Company does not sell any products that intentionally contain any “viruses”, “time-bombs”, “key-locks”, or any other devices intentionally created that could disrupt or interfere with the operation of the products or the integrity of the data, information or signals they produce in a manner adverse to the Company, any of its subsidiaries or any licensee or recipient.

          (i) To Shareholder's knowledge, neither the Company nor any of its subsidiaries has embedded any open source, copyleft or community source code in any of its Products which are generally available or in development, including but not limited to any libraries or code licensed under the GNU General Public License, GNU Lesser General Public License or similar license arrangement.

     SECTION 2.14 Insurance Matters. All policies providing insurance coverage as set forth in Section 2.14 of the Company Disclosure Schedule are in full force and effect, all premiums due and payable thereon have been paid and no written or oral notice of cancellation or termination has been received and is outstanding.

     SECTION 2.15 Transactions with Affiliates. Except as set forth on Section 2.15 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, loans, leases or other existing agreements between the Company or any of its subsidiaries, on the one hand, and any member, officer, manager, employee or affiliate of the Company or any of its subsidiaries or any of the Shareholder affiliated companies, or any family member or affiliate of such member, officer, manager, employee or affiliate on the other hand.

     SECTION 2.16 Brokers. No broker, investment banker, financial advisor, finder, consultant or other person, other than such brokers as may have been retained by the Purchaser s entitled to any broker’s, finder’s, financial advisor’s or other similar fee, compensation or commission, however and whenever payable, in connection with the Purchase and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Purchaser shall be solely responsible for any fees charged by Pagemill Partners LLC.

     SECTION 2.17 Real Property.

          (a) Each of the Company and its subsidiaries has good and marketable title in fee simple to all real properties owned by it and all buildings, structures and other improvements located thereon and valid leaseholds in all real estate leased by it, other than Company Permitted Liens. Section 2.17(a) of the Company Disclosure Schedule sets forth a complete list of all (i) real property owned by the Company or its subsidiaries as of the date hereof and (ii) real property leased, subleased, or otherwise occupied or used by the Company or any of its subsidiaries as lessee. With respect to each parcel of real property leased, subleased, or otherwise occupied or used by the Company or any of its subsidiaries as lessee: (i) the Company or the applicable subsidiary has a valid leasehold interest or other right of use and occupancy, free and clear of any Liens on such leasehold interest or other rights of use and occupancy, or any covenants, easements or title defects known to or created by the Company or the applicable subsidiary, except as do not materially affect the occupancy or uses of such property. Each of the Company’s and its subsidiaries’ agreement with respect to real property leased, subleased, or otherwise occupied or used by the Company as lessee is in full force and effect and has not been amended. Except as disclosed on Section 2.17(a) of the Company Disclosure Schedule, neither the Company nor, to the knowledge of the Shareholder, any other party thereto, is in material default or material breach under any such agreement. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default by the Company or the applicable subsidiary under any of such agreement and, to the knowledge of the Shareholder, there is no breach or anticipated breach by any other party to such agreements.

          (b) As used in this Agreement, Company Permitted Liens shall mean: (i) Any Lien reflected in Section 2.17(b)(i) of the Company Disclosure Schedule, (ii) Liens for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate provisions on the books and records of the Company, (iii) with respect to real property, any Lien, encumbrance or other title defect which is not in a liquidated amount (whether material or immaterial) and which does not, individually or in the aggregate, interfere materially with the current use or materially detract from the value or marketability of such property (assuming its continued use in the manner in which it is currently used) and (iv) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens arising in the ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings.

     SECTION 2.18 Tangible Personal Property. Except as would not materially impair the Company and its operations, the machinery, equipment, furniture, fixtures and other tangible personal property (the “Tangible Personal Property”) owned, leased or used by the Company or any of its subsidiaries is in the aggregate sufficient and adequate to carry on business in all material respects as presently conducted and is, in the aggregate and in all material respects, in operating condition and repair, normal wear and tear excepted. The Company is in possession of and has good title to, or valid leasehold interests in or valid rights under contract to use, the Tangible Personal Property material to the Company, taken as a whole, free and clear of all Liens, other than the Company Permitted Liens as set forth in Section 2.18(b) of the Company Disclosure Schedule.

     SECTION 2.19 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

     SECTION 2.20 Offers. The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all or substantially all of the assets of Company and the Subsidiaries with parties other than Purchaser.

     SECTION 2.21 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company or the appropriate Subsidiary, which are set forth in Section 2.21 of the Company Disclosure Schedules and (ii) manufacturers' warranties for which neither the Company nor any Subsidiary has any liability. Section 2.21 of the Company Disclosure Schedules sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Company Financial Statements and the Shareholder knows of no reason why such expenses should significantly increase as a percentage of sales in the future.

     SECTION 2.22 Investment Company. Neither the Company nor any of its subsidiaries is an investment company required to be registered as an investment company pursuant to the Investment Company Act.

     SECTION 2.23 Books and Records. Except as to certain accruals and expenses as set forth in Section 2.23(a) of the Company Disclosure Schedule, each of the Company and its subsidiaries maintains and has in all material respects, maintained accurate books and records reflecting its assets and liabilities and accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

     SECTION 2.24 Status of Shares Being Transferred. Subject to Section 2.24 of the Company Disclosure Schedule, Shareholder owns all of the issued and outstanding shares of capital stock of the Company. Shareholder has full power to convey good and marketable title to his Shares, free of any liens, charges, or encumbrances of any nature.

     SECTION 2.25 Investment in Purchaser Common Stock.

          (a) Shareholder is an "accredited investor" as defined in Rule 501(a)(5) or (6) under the Securities Act of 1933, as amended (the "Securities Act").

          (b) Shareholder is acquiring the shares of common stock of Purchaser to be issued hereunder for investment for his own account, and not for the account of another Person and not with a view to, or for sale in connection with, any distribution, assignment, or resale of any part thereof in violation of the Securities Act, nor with any present intention of any such distribution, assignment, or resale. Notwithstanding the foregoing, Purchaser hereby acknowledges Shareholder’s intention to assign certain shares of the Purchaser Common Stock to employees of the Company to be designated by the Shareholder subject to such assignees making the representations contained in this Section 2.25. Shareholder understands that the shares of Purchaser Common Stock to be issued to him hereunder have not been and will not be, registered in the United States under the Securities Act or applicable state securities laws, and may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or unless disposed of in a transaction exempt from such laws, such as in compliance with Rule 144 promulgated by the SEC, and that certificates representing the shares of Purchaser Common Stock shall bear legends to this effect. Shareholder understands that Purchaser’s issuance of shares of Purchaser Common Stock contemplated by this Agreement are intended to be exempt from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Shareholder's representations as expressed herein. Shareholder is neither a party to nor bound by any agreement regarding the ownership or disposition of the shares of Purchaser Common Stock other than this Agreement.

          (c) Shareholder has made independent investigation of Purchaser and related matters as (i) he deems to be necessary or advisable in connection with the his investment in and acceptance of the shares of Purchaser Common Stock to be issued to him hereunder and (ii) he believes to be necessary in order to reach an informed decision as to the advisability of making an investment in and accepting the shares of Purchaser Common Stock to be issued to him hereunder. Without limiting the foregoing, Shareholder has reviewed the Purchaser SEC Documents (as hereinafter defined) and the Purchaser’s other publicly-available SEC filings. In evaluating his investment in and acceptance of the shares of Purchaser Common Stock to be issued to him hereunder, Shareholder has not relied upon any representation or other information (oral or written) other than as set forth in this Agreement or in such Purchaser SEC Documents and other SEC filings.

          (d) Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in the Purchaser Common Stock as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. Shareholder is not relying on Purchaser for advice with respect to economic considerations involved in his acquisition and acceptance of the shares of Purchaser Common Stock.

     SECTION 2.26 Hubcity Media and Denali.

          (a) Except as disclosed on Schedule 2.26(a), all transactions between the Company and Hubcity Media and/or Denali are and have been conducted at fair market value and on terms consistent with transactions between the Company and other parties, and there are no ongoing obligations of the Company to absorb any expenses on their behalf, except in the ordinary course of business.

          (b) There are no claims, legal matters, disputed items, ownership claims, or other exposure to the Company based on or arising from the operation of Hubcity Media or Denali or the use of the Company name in conjunction with the business of either Hubcity Media or Denali.

          (c) Except as disclosed on Schedule 2.26(c) of the Company Disclosure Schedules and the Errors and Omissions insurance policy maintained by the Company for the benefit of the Company and Hubcity Media, Hubcity Media and Denali maintain their own insurance coverage and are not included as insured parties on coverage carried by the Company.

          (d) Except as disclosed on Schedule 2.26(d) of the Company Disclosure Schedules, Shareholder has no knowledge of and has received no notice that the inclusion of Hubcity Media and Denali as part of the Company under the Sun Microsystems ("Sun") and Moca Group ("Moca") reseller and partner agreements is a violation of those agreements or of any other dispute or contention with Sun or Moca.

     SECTION 2.27 Disclosure. On the date of this Agreement, Shareholder has, and at the Closing Date will have, disclosed all events, conditions, and facts materially affecting the business of the Company. Shareholder has not now and will not have, at the Closing Date, withheld knowledge of any such events, conditions, and facts which he knows, or has reasonable ground to know, may materially affect the business of the Company. None of the representations and warranties made by Shareholder in this Agreement and contained in any certificate or other instrument furnished or to be furnished to Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Except as set forth on the Disclosure Schedule delivered by Purchaser to the Company prior to execution of this Agreement which hereby is incorporated by reference in and constitutes an integral part of this Agreement (the "Purchaser Disclosure Schedule"), Purchaser hereby represents and warrants to the Shareholder as follows:

          SECTION 3.1 Organization, Standing and Corporate Power.

          (a) Each of Purchaser and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and requisite authority to carry on its business as presently being conducted. Each of Purchaser and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on Purchaser.

          (b) Purchaser has delivered or made available to the Company prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and by-laws or other organizational documents of Purchaser and its subsidiaries, each as in effect at the date of this Agreement.

          SECTION 3.2 Capital Structure.

          (a) The authorized capital stock of Purchaser consists of 200,000,000 shares of common stock, $.001 par value (the “Purchaser Common Stock”), and 5,000,000 shares of Series A Preferred Stock, par value $.001 per share, of Purchaser (“Purchaser Preferred Stock”). As of the date hereof: (i) 19,087,142 shares of Purchaser Common Stock were issued and outstanding; (ii) no shares of Purchaser Common Stock were held by Purchaser in its treasury; (iii) no shares of Purchaser Common Stock were held by subsidiaries of Purchaser; (iv) approximately 3,367,486 shares of Purchaser Common Stock were reserved for issuance pursuant to stock-based plans (such plans, collectively, the “Purchaser Stock Plans”), all of which are subject to outstanding employee stock options or other rights to purchase or receive Purchaser Common Stock granted under the Purchaser Stock Plans (collectively, “Purchaser Employee Stock Options”); (v) 2,334,286 shares of Purchaser Common Stock are reserved for issuance pursuant to convertible notes, (vi) 7,703,118 shares of Purchaser Common Stock were reserved for issuance pursuant to outstanding warrants. As of the date hereof, (w) 2,466,971 shares of Purchaser Preferred Stock were issued and outstanding; (x) no shares of Purchaser Preferred Stock were held by Purchaser in its treasury; (y) no shares of Purchaser Preferred Stock were held by subsidiaries of Purchaser; and (z) 33,029 shares of Purchaser Preferred Stock were reserved for issuance pursuant to outstanding warrants.

          (b) All outstanding shares of capital stock of Purchaser have been, and all shares thereof which may be issued pursuant to this Agreement or otherwise (including upon the conversion of the Purchaser Preferred Stock) will be, when issued, duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, the Purchaser’s articles of incorporation or any agreement to which Purchaser is a party or by which Purchaser may be bound. Except as set forth in this Section and except for changes since the date of this Agreement resulting from the exercise of Purchaser’s employee stock options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of Purchaser, (ii) no securities of Purchaser convertible into or exchangeable for shares of capital stock or voting securities of Purchaser, and (iii) no options or other rights to acquire from Purchaser, other than Employee Stock Options, and no obligation of Purchaser to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock of Purchaser.

          (c) Purchaser has a sufficient number of duly authorized but unissued shares of Purchaser Common Stock to issue the maximum number of such shares contemplated by Article I of this Agreement as the Purchase Consideration. The shares of Purchaser common stock to be issued and delivered hereunder will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances.

          SECTION 3.3 Authority; Noncontravention. Purchaser has the corporate power and authority to execute, deliver and perform this Agreement and the other agreements to be executed and delivered by Purchaser in connection herewith and to consummate the transactions contemplated hereby and thereby. All corporate acts and proceedings required to be taken by or on the part of Purchaser to authorize Purchaser to execute, deliver and perform this Agreement and the other agreements to be executed and delivered by Purchaser in connection herewith and to consummate the transactions contemplated hereby and thereby have been duly and validly taken. This Agreement constitutes a valid and binding agreement, and the other agreements to be executed and delivered by Purchaser in connection herewith when so executed and delivered will constitute valid and binding agreements, of Purchaser.

          SECTION 3.4 Purchaser Documents.

          (a) Except as disclosed on Schedule 3.4 of Purchaser Disclosure Schedules, as of their respective filing dates, (i) all reports filed by Purchaser and which must be filed by Purchaser in the future with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities and Exchange Act of 1934 (the “Purchaser SEC Documents”) complied and, with respect to future filings, will comply in all material respects with the requirements of the Securities and Exchange Act of 1934 (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents, and (ii) no Purchaser SEC Documents, as of their respective dates contained any untrue statement of a material fact or omitted, and no Purchaser SEC Document filed subsequent to the date hereof will omit as of their respective dates, to state a material fact required to be stated therein or necessary to make the statements therein (in the case of registration statements of the Purchaser under the Securities Act, in light of the circumstances under which they were made) not misleading. Except as disclosed on Schedule 3.4 of Purchaser Disclosure Schedule, Purchaser has filed with the SEC all documents it is required to file pursuant to the Exchange Act during the time it has been subject to the Exchange Act.

          (b) The financial statements of Purchaser included in the Purchaser SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Quarterly Report Form 10-Q of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of Purchaser and its subsidiaries at the dates thereof and the consolidated results of operations and cash flows of Purchaser and its subsidiaries for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not material in amount or effect). Except for liabilities (i) reflected in Purchaser’s audited balance sheet as of December 31, 2006 or described in any notes thereto (or for which neither accrual nor footnote disclosure is required pursuant to GAAP), or (ii) incurred in the ordinary course of business since December 31, 2006 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Purchaser nor any of its subsidiaries has any material liabilities or obligations of any nature.

          SECTION 3.5 Voting Requirements. No consent or approval of the holders of the outstanding shares of Purchaser Common Stock or any other class of Purchaser capital stock is required to approve the Purchase and the transactions contemplated by this Agreement under applicable law or the Purchaser’s organizational instruments.

          SECTION 3.6 Brokers. Except for Pagemill Partners, LLC, no broker, investment banker, financial advisor, finder, consultant or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, compensation or commission, however and whenever payable, in connection with the Purchase and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser shall be solely responsible for any fees charged by Pagemill Partners LLC.

          SECTION 3.7 Board and Other Approvals. Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, or by written consent as permitted by applicable law and governing documents, the Board of Directors of Purchaser, after full and deliberate consideration, unanimously (other than for directors who abstain) has duly adopted this Agreement and resolved that the Purchase and the transactions contemplated hereby are fair to, advisable and in the best interests of Purchaser’s Shareholders. The Board of Directors of Purchaser unanimously has duly approved this Agreement and has determined that the

Purchase is advisable. Purchaser has obtained all other approvals or consents required in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

          SECTION 3.8 Books and Records. Each of Purchaser and its subsidiaries maintains and has maintained accurate books and records reflecting its assets and liabilities and accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

          SECTION 3.9 Sarbanes Oxley Act Compliance. Purchaser is in compliance with all presently effective and applicable provisions of the Sarbanes Oxley Act of 2002 and any SEC regulations promulgated with respect thereto (the “Sarbanes Oxley Act”) and is actively taking steps to ensure that it will be in compliance with other provisions of the Sarbanes Oxley Act upon the effectiveness or applicability to Purchaser of such provisions. Purchaser is currently in compliance and will use its reasonable efforts to continue to comply in all material respects with all public reporting requirements necessary to permit sales of its restricted shares by Shareholders pursuant to Rule 144.

          SECTION 3.10 Additional Representations.

          Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time):

               (i) Breach (a) any provision of any of the governing documents of Purchaser or (b) any resolution adopted by the Board of Directors or the shareholders;

               (ii) Breach or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated herein, or to exercise any remedy or obtain any relief under any rule, ordinance, contract, order, decree, or agreement under any legally binding arrangement to which Purchaser is subject;

               (iii) Contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit or governmental authorization that is held by Purchaser or that otherwise relates to the business of Purchaser;

               (iv) Cause Shareholder or Company to become subject to, or to become liable for the payment of, any Tax, penalty or fine resulting from the contemplated transaction subsequent to the Closing Date; or

               (v) result in a violation or Breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound.

          SECTION 3.11 Litigation. Except as set forth in the Purchaser SEC Documents or Section 3.11 of the Purchaser Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or to the knowledge of Purchaser threatened against Purchaser or its Affiliates that is reasonably likely to have a material adverse effect on Purchaser or would prevent Purchaser from consummating the transactions contemplated herein. Purchaser is not subject to any outstanding order, writ, injunction or decree which in so far as can be reasonably foreseen, individually or in the aggregate, which now or in the future would have a material adverse effect or result in adverse consequences, or would prevent Purchaser from consummating the transactions contemplated herein.

          SECTION 3.12 Compliance. Purchaser holds all Permits, and is in material compliance with the terms of the Permits. Purchaser is not in violation of any legal or governmental requirement, except where such a failure to comply would not have a material affect on Purchaser.

          SECTION 3.13 Contracts with Third Parties. Purchaser and its Affiliates have no contract, agreement, or understanding with a third party concerning the potential sale of the assets, stock or business acquired under the terms of this Agreement, or any portion thereof, following the closing.

          SECTION 3.14 Disclosure. On the date of this Agreement, Purchaser has, and at the Closing Date will have, disclosed all events, conditions, and facts materially affecting the business of Purchaser. Purchaser has not now and will not have, at the Closing Date, withheld knowledge of any such events, conditions, and facts which Purchaser knows, or have reasonable ground to know, may materially affect the business of the Purchaser. No representation or warranty made by Purchaser in this Agreement, the Purchaser Disclosure Schedules or any certificate delivered or deliverable pursuant to the terms hereof, contains or will contain, any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

          SECTION 4.1 Conduct of Business by the Company. Except as required by applicable law or regulation and except as otherwise contemplated by this Agreement, until the earlier of the termination of this Agreement or the Closing Date, the Company shall, and shall cause each of its subsidiaries to, conduct its and their respective businesses in the ordinary course and consistent with past practices. Except as set forth in Section 4.1 of the Company Disclosure Schedule, as required by applicable law or regulation and except as otherwise contemplated by this Agreement or except as previously consented to by Purchaser, in writing, after the date hereof and until the earlier of the termination of this Agreement or the Closing Date, the Company shall not and shall not permit any of its subsidiaries to:

          (a) amend or otherwise change its Certificate of Incorporation or by-laws;

          (b) issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class, or options, warrants, convertible securities or other rights of any kind to acquire shares, or any other ownership interest, thereof, or (ii) any of its assets, tangible or intangible;

           (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, property or otherwise, with respect to its shares, except as permitted under Section 1.2(e);

           (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its shares;

          (e) (i) acquire (including, without limitation, for cash or shares of stock, by Purchase, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other person, (ii) except in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or (iii) enter into any Company Material Contract;

           (f) make any capital expenditure in excess of $50,000 or enter into any contract or commitment therefore;

           (g) amend, terminate or extend any Company Material Contract;

           (h) delay or accelerate payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice; or

          (i) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty contained in Article III untrue or incorrect.

          SECTION 4.2 Advice of Changes. Shareholder shall promptly advise the Purchaser orally and in writing to the extent he has knowledge of (i) any representation or warranty contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by any of them to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them under this Agreement; (iii) any suspension, termination, limitation, modification, change or other alteration of any material agreement, arrangement, business or other relationship, in any material respect, with any of the Company's customers, suppliers or sales or design personnel; or (iv) any change or event having, or which, insofar as reasonably can be foreseen, could have a material adverse effect on the Company or on the accuracy and completeness of its representations and warranties or the ability of the Shareholder or the Company to satisfy the conditions set forth in Article VII; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 4.2 shall not constitute a failure to be satisfied of any condition set forth in Article VII unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure of a condition set forth in Article VII to be satisfied.

          SECTION 4.3 No Solicitation by the Company.

          (a) The Shareholder will promptly notify Purchaser after receipt of any offer or indication that any person is considering making an offer with respect to a Company Acquisition Proposal or any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company by any person that may be considering making, or has made, an offer with respect to a Company Acquisition Proposal and will keep Purchaser fully informed of the status and details of any such offer, indication or request. “Company Acquisition Proposal” means any proposal for a Purchase or other business combination involving the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company, other than the transactions contemplated by this Agreement.

          (b) From the date hereof until the termination hereof pursuant to Section 8.1, the Company and the officers of the Company will not and the Company will use its best efforts to cause its directors, employees and agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any offer or indication of interest from any person or entity with respect to any Company Acquisition Proposal, (ii) engage in negotiations with, or disclose any nonpublic information relating to the

Company or (iii) afford access to the properties, books or records of the Company to, any person or entity that may be considering making, or has made, an offer with respect to a Company Acquisition Proposal.

          SECTION 4.4 Conduct of Business by Purchaser. Purchaser will conduct its business in the ordinary course and consistent with past practices.

          SECTION 4.5 Transition. To the extent permitted by applicable law, Purchaser and the Company shall, and shall cause their respective subsidiaries, affiliates, officers and employees to, use their commercially reasonable efforts to facilitate the integration of the Company and its subsidiaries with the businesses of Purchaser and its subsidiaries to be effective as of the Closing Date.

ARTICLE V

ADDITIONAL AGREEMENTS

          SECTION 5.1 Access to Information; Confidentiality.

          (a) The Company and Shareholder shall, and shall cause the Company's subsidiaries to, afford to Purchaser and to the officers, current employees, accountants, counsel, financial advisors, agents, lenders and other representatives of Purchaser, reasonable access during normal business hours during the period prior to the Effective Date to all the Company's properties, books, contracts, commitments, personnel and records and, during such period, shall furnish promptly to Purchaser (i) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity, and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request; provided, however, that prior to the Closing, the Company and Shareholder shall not be required to divulge any information precluded from being divulged under the Confidentiality Agreement between the parties dated as of November 10, 2006, 2007, as amended (the "Confidentiality Agreement"). Notwithstanding any provision to the contrary contained herein, in no event shall Shareholder be required to disclose personal or personal financial information unless required by applicable law or regulation.

          (b) The parties will hold, and will use their best efforts to cause their officers, directors, employees, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party and its subsidiaries furnished to it in connection with the transactions contemplated hereby, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the receiving party, (ii) in the public domain through no fault of the receiving party, or (iii) later lawfully acquired by the receiving party from other sources; provided that each party may disclose such information to its officers, directors, employees, consultants, advisors and agents in connection with the Purchase so long as such persons are informed of the confidential nature of such information and are directed to treat such information confidentially. Each parties’ obligation to hold such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. Notwithstanding any other provision of this Agreement, if this Agreement is terminated, such confidentiality shall be maintained and all confidential materials shall be destroyed or delivered to their owner, upon request. Notwithstanding any provisions of this Agreement to the contrary, this Agreement shall not be deemed to supersede, cancel or otherwise alter the Confidentiality Agreement until the Closing, at which time such Confidentiality Agreement shall be deemed superseded by the provisions herein.

          SECTION 5.2 Commercially Reasonable Efforts. Except where otherwise provided in this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Purchase as soon as practicable after the satisfaction of the conditions set forth in Article VI hereof, provided that the foregoing shall not require Shareholder or Purchaser to take any action or agree to any condition that might, in the reasonable judgment of Shareholder or Purchaser, as the case may be, have a material adverse effect on Company or Purchaser, respectively; and further provided, that any action and the cost thereof shall be borne by the party hereto on which the burden of compliance is placed in order to permit consummation of the transaction. By way of example and not limitation, if a Governmental Entity must grant a Requisite Regulatory Approval to a party hereto to permit said party to consummate this transaction, then said party must bear the cost and expense including but not limited to attorneys’ fees, to attempt to obtain such Requisite Regulatory Approval, and the other party shall not have to participate in, contribute or otherwise pay any costs in obtaining such Requisite Regulatory Approval.

          SECTION 5.3 Fees and Expenses. Except as stated to the contrary herein, all costs, fees and expenses incurred in connection with the Purchase, this Agreement (including all instruments and agreements prepared and delivered in connection herewith), and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

          SECTION 5.4 Public Announcements. Purchaser and Shareholder shall consult with each other before issuing, and shall provide each other the opportunity to review, comment upon and concur with, and shall use reasonable efforts to agree on, any press release or other public statements or announcements (including pursuant to Rule 165 under the Securities Act and Rule 14a-12 under the Exchange Act) and any broadly distributed internal communications with respect to the Purchase, this Agreement and the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement or announcement prior to such consultation, except as either party may determine is required by applicable law or court process

(provided prior notice is given to the other party with a copy of any such disclosure). The parties agree that the initial press releases (or joint press release if the parties so determine) to be issued with respect to the Purchase, this Agreement and the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 5.5 Regulation D. Each party hereto shall use all reasonable efforts to cause the shares of Purchaser Common Stock to be issued hereunder in connection with the Purchase to be issued in accordance with Regulation D promulgated under the Securities Act. Each party hereto shall cooperate with the other parties hereto with respect to all filings required pursuant to Regulation D promulgated under the Securities Act and shall not knowingly take any action or fail to act to the extent such action or failure to act would jeopardize the issuance of the shares of Purchaser Common Stock hereunder in accordance with such Regulation D. Notwithstanding the foregoing, Shareholder shall not have to expend funds or pay legal fees to undertake the actions indicated in this Section 5.5, and Purchaser acknowledges that it is ultimately responsible to ensure compliance with Regulation D.

          SECTION 5.6 Shareholder Covenant Not to Compete. Without the prior written consent of the Purchaser's Chief Executive Officer, for a period of five (5) years after the Closing Date, Shareholder (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company or Purchaser; and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company or Purchaser. Shareholder understands that the restrictions set forth in this Section 5.6 are intended to protect the Purchaser's and Company's interests in their respective Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean any business that provides the same or similar types of services or products as those currently provided by the Company in any geographic area now served or targeted by the Company. Notwithstanding the foregoing, Shareholder may own up to two percent (2%) of the outstanding stock of a publicly held corporation that is engaged in a Competing Business.

          SECTION 5.7 Company Tax Returns. Shareholder shall prepare and file income tax returns on behalf of the Company for the tax year ended December 31, 2006 (the "2006 Return"), and for the period beginning January 1, 2007 and continuing through and including the day immediately prior to the Closing Date (the "Short Year Return") in a timely manner, and Shareholder shall be responsible for all expenses incurred in such filings, including, but not limited to, any taxes due pursuant to such tax returns. Purchaser shall cooperate with Shareholder in preparing such tax returns, and shall provide Shareholder and its representatives access to such documents and data, and copies thereof, as Shareholder or its representative shall reasonable request. From and after the Closing Date, Purchaser agrees to account for and report the income or loss of the Company as Purchaser deems appropriate. Purchaser agrees and acknowledges that Purchaser's ownership of the Shares shall terminate the Company's Subchapter S election.

          SECTION 5.8 Transfer of Excluded Assets and Liabilities.

Shareholder and Purchaser agree and covenant that they each shall take such steps as are reasonably necessary to transfer those assets listed as Excluded Assets on Exhibit C hereto to Shareholder before, at or as soon as reasonably practicable after the Closing. Shareholder agrees and covenants that he shall be solely responsible for the payment of those liabilities listed as Excluded Liabilities on Exhibit C attached hereto and made a part hereof.

ARTICLE VI

CONDITIONS PRECEDENT

          SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Purchase. The respective obligation of each party to affect the Purchase is subject to the satisfaction or, to the extent permitted by applicable law, waiver by each of Purchaser and the Company on or prior to the Closing Date of the following conditions:

          (a) Shareholder and Board Approvals. The Company and Purchaser shall have obtained, to the extent required, the consent of their respective Board of Directors and Shareholders to the Purchase, this Agreement and the transactions contemplated hereby as in each case required.

          (b) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity required by the Company, Purchaser or any of their subsidiaries under applicable law or regulation to consummate the Purchase and the transactions contemplated by this Agreement, the failure of which to be obtained or made would result in a material adverse effect on Purchaser’s ability to conduct the business of the Company in substantially the same manner as presently conducted, shall have been obtained or made (all such approvals and the expiration of all such waiting periods, the “Requisite Regulatory Approvals”), provided that, the party which is required to procure such Requisite Regulatory Approvals shall bear the cost of such procurement.

          (c) No Injunctions or Restraints. No judgment, order, restraining order and/or injunction (temporary or otherwise), decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing or materially delaying the consummation of the Purchase; provided, however, that each of the parties shall have used its commercially reasonable efforts to have such Restraint lifted, vacated or rescinded, and; provided, further, that such efforts shall be all at the sole cost and expense of the party hereto which is the subject of the Restraint.

          SECTION 6.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to affect the Purchase is further subject to satisfaction or waiver as part of Closing or on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties of the Company. The representations and warranties of the Shareholder set forth herein and in the Company Disclosure Schedule shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date). Purchaser shall have received a certificate of the Shareholder to the foregoing effect.

          (b) Performance of Obligations of the Company. The Company and the Shareholder shall have performed in all material respects all obligations required to be performed by them at or prior to the Closing Date under this Agreement. Purchaser shall have received a certificate of the Shareholder and the Company’s Chief Executive Officer and Treasurer to the foregoing effect.

          (c) Regulatory Condition. No condition or requirement shall have been imposed by one or more Governmental Entities in connection with any required approval by them of the Purchase that requires the Company or any of its subsidiaries to be operated in a manner that would have a material adverse effect on the Company.

          (d) No Company Material Adverse Effect. There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have, a material adverse effect on the Company.

          (e) Escrow Agreement. Purchaser and Shareholder shall have entered into the Escrow Agreement, and the Escrow Agreement shall be in full force and effect and shall not have been anticipatorily breached or repudiated.

          (f) Employment Agreement. Thomas Kunigonis, Jr., George Roer and Company shall have executed the Employment Agreements in substantially the form attached hereto as Exhibit D.

          (g) Registration Rights Agreement. Purchaser and Shareholder shall have entered into a Registration Rights Agreement in the form attached hereto as Exhibit F (the "Registration Rights Agreement").

          (h) Resignation of Directors and Officers. There shall have been delivered to Purchaser the written resignations of the officers and directors of the Company.

          (i) Certificate of Good Standing. Purchaser shall have received prior to or at the Closing a certificate of good standing regarding the Company from the Secretary of State of the State of New Jersey dated not more than fifteen (15) days prior to Closing.

          (j) Legal Opinion. Purchaser shall have received an opinion of Windels Marx Lane & Mittendorf, LLP, counsel to the Company and Shareholder, in substantially the form attached hereto as Exhibit G.

          (k) Hubcity Media and Denali Operating Agreements. The Company and both Hubcity Media and Denali shall have entered into written agreements, in form satisfactory to Purchaser, memorializing their existing business arrangement.

          (l) Third Party Consents. The Company shall have procured all of the third party consents specified in Section 2.4(e) of the Company Disclosure Schedule.

          SECTION 6.3 Conditions to Obligations of Shareholder. The obligation of Shareholder to affect the Purchase is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Purchaser set forth herein and in the Purchaser Disclosure Schedule shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date). The Company shall have received a certificate of Purchaser’s Chief Executive Officer and Chief Financial Officer to the foregoing effect.

          (b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement. The Company shall have received a certificate of Purchaser’s Chief Executive Officer and Chief Financial Officer to the foregoing effect.

          (c) Regulatory Condition. No condition or requirement shall have been imposed by one or more Governmental Entities in connection with any required approval by them of the Purchase that requires Purchaser or any of its subsidiaries to be operated in a manner that would have a material adverse effect on Purchaser.

          (d) No Purchaser Material Adverse Effect. There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have, a material adverse effect on Purchaser.

          (e) Escrow Agreement. Purchaser and Shareholder shall have entered into the Escrow Agreement, and the Escrow Agreement shall be in full force and effect and shall not have been anticipatorily breached or repudiated.

          (f) Employment Agreement. Thomas Kunigonis, Jr., George Roer and Company shall have executed the Employment Agreements in substantially the form attached hereto as Exhibit D.

          (g) Legal Opinion. Shareholder shall have received an opinion of counsel to the Purchaser, attorney Reed Guest, in substantially the form attached hereto as Exhibit H.

          (h) Registration Rights Agreement. Purchaser and the Shareholder shall have entered into the Registration Rights Agreement in the form attached hereto as Exhibit F.

          (i) Certificate of Good Standing. Shareholder shall have received prior to or at the Closing a certificate of good standing regarding the Purchaser from the Secretary of State of the State of Nevada dated not more than fifteen (15) days prior to Closing.

          (j) Release of Guarantees. Shareholder has received releases from any and all obligations, contracts or other agreements of the Company, which Shareholder has personally guaranteed.

          SECTION 6.4 Frustration of Closing Conditions. Neither Purchaser nor the Company may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its own commercially reasonable efforts to consummate the Purchase and the other transactions contemplated by this Agreement, as required by and subject to Section 5.2.

ARTICLE VII

INDEMNIFICATION; ARBITRATION

          SECTION 7.1. Indemnification.

               (a) Subject to the limitations and compliance with the procedure set forth herein and in Section 7.2 below, Purchaser and its officers, directors and Affiliates (the "Purchaser Indemnified Parties") shall be indemnified and held harmless by the Shareholder against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Purchaser Loss" and collectively "Purchaser Losses") incurred by the Purchaser Indemnified Parties directly or indirectly as a result of: (i) any inaccuracy of a representation or warranty of Shareholder contained in this Agreement, or (ii) any failure by Shareholder to perform or comply with any covenant contained in this Agreement; provided that, except as to claims arising from the failure of Shareholder to file tax returns and pay any taxes as provided for in Section 5.8, claims arising out of Shareholder's failure to pay the Excluded Liabilities as provided for in Section 5.9, and claims arising out of breaches of the representations and warranties regarding Hubcity Media and Denali contained in Section 2.27, no Purchaser Indemnified Party shall be entitled to receive indemnification payments under clauses (i) and (ii) above with respect to any Purchaser Loss unless and until the aggregate deductible amount of the Purchaser Losses exceeds $50,000.00 and then only to the extent of the Purchaser Losses in excess of such aggregate amount; and provided further that in determining the amount of any Purchaser Losses suffered by any Purchaser Indemnified Party which give rise to liability of Shareholder hereunder, there shall have been taken into account (x) the amount of any tax benefits actually realized by such Purchaser Indemnified Party attributable to such Purchaser Losses or derived therefrom in any period to and including the end of the taxable year following the year in which the Purchaser Losses were incurred; and (y) the amount of any insurance benefits actually realized by such Purchaser Indemnified Party attributable to such Purchaser Losses or derived therefrom. Shareholder shall pay any indemnification amount that may become due and payable for any Purchaser Losses hereunder (i) by directing Purchaser to first set off such amount against the amount of unpaid principal and interest under the Promissory Note in the order of their maturities; and, in the event that the aggregate amount of any such indemnification liability exceeds the amount of unpaid principal and interest under the Promissory Note, (ii) then, up to the amount of the cash consideration paid at Closing, in cash payable to Purchaser within fifteen (15) days, and, in the event that the aggregate amount of any such indemnification liability exceeds (i) and (ii), then, and only then, Shareholder may satisfy such excess indemnification amount (iii) by using shares of Purchaser Common Stock, without any discounts for brokerage or underwriting commissions. The per share value of such shares for purposes of this Section 7.1(a) shall be the closing price of Purchaser Common Stock on the Closing Date.

               (b) Shareholder (the "Seller Indemnified Parties") shall be indemnified and held harmless by Purchaser against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Seller Loss" and collectively "Seller Losses") incurred by the Seller Indemnified Parties directly or indirectly as a result of: (i) any inaccuracy of a representation or warranty of Purchaser contained in this Agreement or (ii) any failure by Purchaser to perform or comply with any covenant contained in this Agreement; provided, that the Seller Indemnified Parties shall not be entitled to receive indemnification payments with respect to any Seller Loss under (i) or (ii) above unless and until the aggregate deductible amount of the Seller Losses exceeds $50,000.00 and then only to the extent of such Seller Losses in excess of such aggregate amount; provided, however, such aggregate deductible amount shall not apply to Purchaser's failure to make payments under Section 1.2(a)(i) and 1.2(d) hereof, under the Note, or under the Employment Agreement, so long as there has been no termination of the Employment Agreement in accordance with its terms which would relieve Purchaser of its payment obligations thereunder, or to Purchaser's obligation to issue its Common Stock in accordance with the provisions of Sections 1.2(a)(ii) and 1.2(d) of this Agreement. In determining the amount of any Seller Losses suffered by any Seller Indemnified Party which give rise to liability of Purchaser hereunder, there shall have been taken into account (x) the amount of any tax benefits actually realized by such Seller Indemnified Party attributable to such Seller Losses or derived therefrom in any period to and including the end of the taxable year following the year in which the Seller Losses were incurred; and (y) the amount of any insurance benefits actually realized by such Seller Indemnified Party attributable to such Seller Losses or derived therefrom.

               (c) Notwithstanding anything to the contrary herein, Shareholder's representations and warranties made herein, Shareholder's indemnification obligations for Purchaser Losses incurred by the Purchaser Indemnified Parties directly or indirectly as a result of any inaccuracy of a representation or warranty of Shareholder contained in this Agreement, or any failure by Shareholder to perform or comply with any covenant contained in this Agreement, shall all terminate on February 28,2009 and in all events the aggregate of all claims for indemnity by Purchaser Indemnified Parties under this Agreement shall be limited to and not exceed the actual purchase price paid to Shareholder. Notwithstanding anything to the contrary herein, Purchaser’s representations and warranties made herein, Purchaser’s indemnification obligations for Seller Losses incurred by the Seller Indemnified Parties directly or indirectly as a result of any inaccuracy of a representation or warranty of Purchaser contained in this Agreement, or any failure by Purchaser to perform or comply with any covenant contained in this Agreement, shall all terminate on February 28, 2009.

               (d) Anything herein to the contrary notwithstanding, and in all events, any claim for indemnification under this Agreement, whether as a Purchaser Loss, Purchaser Losses, Seller Loss or Seller Losses, shall be strictly limited to direct, actual damages, out-of-pocket costs, out-of-pocket expenses and out-of-pocket deficiencies arising out of, based upon or otherwise in respect of such breach or claim and shall in no event include special, consequential or punitive damages of any kind or nature arising out of or in connection with this Agreement, including but not limited to, loss of data or loss of business opportunities, even if one party hereto has been advised by the other party of same or is aware of the possibility of such damages.

               (e) Notwithstanding anything to the contrary herein, the existence of this Article VII and of the rights and restrictions set forth herein do not limit any legal remedy for claims based on common law fraud.

               (f) Any claim for the recovery of Seller Losses or Purchaser Losses shall be made by giving notice thereof in accordance with Section 7.2 below and, such notice shall be given prior to February 28, 2009.

               (g) Anything in this Agreement to the contrary notwithstanding, and in all events, prior to asserting any claim pursuant to the preceding provisions, the party seeking indemnification shall file, or cause to be filed, a claim with respect to the liabilities in question under any applicable insurance policies maintained by such party.

          SECTION 7.2 Claims and Procedure

          (a) Claims. Whenever any claim shall arise for indemnification, the party seeking indemnification hereunder (the "indemnified party") shall notify the party or parties from whom indemnification is sought (collectively, the "indemnifying party") of the claim pursuant to Section 7.2 (c) hereunder and, when known, the facts constituting the basis for such claim and the amount or estimate of the amount of the liability arising from such claim. The indemnified party shall not settle or compromise any claim by a third party for which the indemnified party is entitled to indemnification hereunder without the prior written consent of the indemnifying party unless (i) suit shall have been instituted against the indemnified party and (ii) the indemnifying party shall not have taken control of such suit as provided in Section 7.2 (b) within 25 days after notification thereof.

          (b) Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a third party, the indemnifying party, at its sole cost and expense, may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding. If the indemnifying party assumes the defense of any such claim or legal proceeding, the indemnifying party shall select counsel reasonably acceptable to the indemnified party to conduct the defense of such claims or legal proceedings and at the indemnifying party's sole cost and expense shall take all reasonable steps necessary in the defense or settlement thereof. The indemnifying party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, if (a) the indemnifying party admits in writing its liability to hold the indemnified party harmless from and against any losses, damages, expenses and liabilities arising out of such settlement, (b) concurrently with such settlement the indemnifying party pays into court the full amount of all losses, damages, expenses and liabilities to be paid by the indemnifying party in connection with such settlement and obtains a full release of any liability of the indemnified party which is not conditioned upon any further payment and (c) such settlement would not otherwise have a material adverse effect on the indemnified party. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the indemnifying party does not assume the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the indemnified party may defend against such claim or litigation in such manner as it may deem appropriate including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate. The indemnifying party shall be required to participate in the defense of any action by providing information necessary to permit the indemnified party to defend such action as indicated in (d) below and shall be advised of its status. In any action by the indemnified party seeking indemnification from the indemnifying party in accordance with the provisions of this Section, if the indemnifying party did not assume the defense of any such claim or litigation, the indemnifying party shall not be entitled to question the manner in which the indemnified party defended such claim or litigation or the amount or nature of any such settlement.

          (c) Notice. In the event of any occurrence which may give rise to a claim by an indemnified party against an indemnifying party hereunder, the indemnified party will give notice thereof to the indemnifying party within 20 days of the indemnified party becoming aware of events giving rise to the possibility of a right to indemnification and the first opportunity to reduce, remedy or incur the damages or potential damages caused by such occurrence; provided, however, that failure of the indemnified party to timely give the notice provided in this Section 7.2 (c) shall not be a defense to the liability of an indemnifying party for such claim, but such indemnifying party may recover from the indemnified party any actual damages arising from the indemnified party's failure to give such timely notice; provided, further that Purchaser may take preemptive legal action of a pressing nature, with respect to a third party Claim, only after providing notice to the Shareholder in the manner provided for in Section 9.2 hereof.

          (d) Access to Information. Regardless of which party shall assume the defense of a claim, each party shall provide to the other parties, upon written request, all information and documentation in the possession or control of such party and reasonably necessary to support and verify any Purchaser or Seller Losses which give rise to such claim for indemnification and shall provide reasonable access to all books, records and personnel in such party's possession or control which would have a bearing on such claim.

          (e) Tax Audits. Notwithstanding any provision to the contrary contained herein, in all events Shareholder shall be permitted to retain legal counsel, accountants, and any and all professional assistance Shareholder desires, (all at Shareholder’s sole cost and expense) to defend against any audits involving taxes relating to the time during which Shareholder owned the Company. Purchaser agrees to give Seller notice in the event Purchaser has received notice of any such tax audit.

          SECTION 7.3 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement (a "Dispute"), shall be settled by binding arbitration. Any such arbitration proceeding shall be conducted by one arbitrator mutually agreeable to Shareholder and Purchaser. In the event that within forty-five (45) days after submission of any Dispute to arbitration, Shareholder and Purchaser cannot mutually agree on one arbitrator, Shareholder and Purchaser shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator who will arbitrate the case on his own. The agreed upon arbitrator or the third arbitrator, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or third arbitrator, as the case may be, to discover relevant information from the opposing parties about the subject matter of the Dispute. The arbitrator or the third arbitrator, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrator or third arbitrator, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Denver, Colorado, under the rules then in effect of Judicial Arbitration and Mediation Services. The substantially non-prevailing party shall pay all expenses relating to the arbitration, including without limitation, the respective expenses of each party, the fees of each arbitrator and applicable administrative fees.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.1 Termination. This Agreement may be terminated by the Seller or the Purchaser if the Closing shall not have occurred by September 7, 2007; provided, however, that the right to terminate this Agreement under this Section 8.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

          SECTION 8.2 Effect of Termination.

          (a) If this Agreement is terminated as provided in Section 8.1, this Agreement forthwith shall become void and have no effect, without any liability or obligation on the part of Purchaser or Shareholder; provided, however, that nothing herein shall relieve any party from any liability (in contract, tort or otherwise, and whether pursuant to an action at law or in equity) for any knowing or willful breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement or in respect of fraud by any party. Notwithstanding the foregoing, the provisions of this Article VIII, Section 5.1(b), Section 5.3, Section 5.4, Section 9.8 and Section 9.11 shall survive any termination of this Agreement.

          (b) Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Article VI hereof for its benefit have not been satisfied, Purchaser, Shareholder or the Company (as applicable) shall have the right to waive the satisfaction thereof and to proceed with the transactions contemplated hereby.

          SECTION 8.3 Amendment. This Agreement may be amended by the parties at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties to be bound thereby.

          SECTION 8.4 Extension; Waiver. At any time prior to the Closing, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 8.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

          SECTION 9.1 Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of eighteen (18) months. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

          SECTION 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) If to Purchaser, to:

          Incentra Solutions, Inc.
          1140 Pearl Street
          Boulder, Colorado 80302
          Fax No.: (303) 440-7114
          Attention: Thomas P. Sweeney III

          with a copy (which shall not constitute notice pursuant to this Section 9.2)

to:

          Reed Guest, Esq.
          94 Underhill Road
          Orinda, CA 94563
          Fax No.: (925) 254-9226.

          (b) if to Shareholder, to:

          Thomas G. Kunigonis, Jr.
          85 Fairway Boulevard
          Monroe Township, NJ 08831
          Fax No.: (732) 635-9510

          with a copy (which shall not constitute notice pursuant to this Section 9.2)

to:

          Windels Marx Lane & Mittendorf, LLP
          120 Albany Street Plaza
          New Brunswick, New Jersey 08901
          Attn: Robert A. Schwartz, Esq.

          Fax No.: (732) 846-8877
          Telephone No. (732) 448-2548

          SECTION 9.3 Definitions. For purposes of this Agreement:

          (a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

          (b) "encumbrances" shall mean Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees, judgments, contract rights, claims or equity of any kind.

          (d) “knowledge” means, (i) with respect to Shareholder, the actual knowledge after reasonable due inquiry of Thomas Kunigonis, Jr. and George Roer; and (ii) with respect to Purchaser, the actual knowledge after reasonable due inquiry of any of Purchaser’s executive officers.

          (e) “material adverse change” or “material adverse effect” means, when used in reference to the Company or Purchaser, any change, effect, event, circumstance, occurrence or state of facts that is, or which reasonably could be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), cash flows or results of operations of such party and its subsidiaries, considered as an entirety.

          (f) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (g) a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect not less than a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          SECTION 9.4 Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          SECTION 9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile copy of a signature page shall be deemed to be an original signature page.

          SECTION 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, but excluding the Confidentiality Agreement to the extent stated herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and; (b) except for the provisions of Section 6.4 which shall inure to the benefit of and be enforceable by the persons referred to therein, are not intended to confer upon any person other than the parties any rights or remedies; and (c) all Exhibits and Schedules to this Agreement are incorporated into this Agreement by reference.

          SECTION 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal substantive and procedural laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of such state.

          SECTION 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 9.9 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any State or Federal court located in the State of Colorado in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and arbitration is first demanded or suit is first filed by Purchaser, (b) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Colorado in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and arbitration is first demanded or suit is first filed by Shareholder, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a court as provided in (a) above with respect to claims by Purchaser or (b) with respect to claims by Shareholder. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement in any State or Federal court as provided above, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          SECTION 9.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a reasonably acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 9.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. If any litigation or arbitration shall be commenced to enforce, or relating to, any provision of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys fees and reimbursement of such other costs as it incurs in prosecuting or defending such litigation. For purposes of this section, “prevailing party” shall include a party awarded injunctive relief or a party prevailing based upon final, unappealable order.

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     IN WITNESS WHEREOF, Shareholder, and Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INCENTRA SOLUTIONS, INC.

By
Name: Thomas P. Sweeney III
Title: Chief Executive Officer

SHAREHOLDER:

Thomas G. Kunigonis, Jr.